EXHIBIT 99.1

LADENBURG REPORTS
THIRD QUARTER 2017 FINANCIAL RESULTS

Highlights:

•	Record third quarter 2017 revenues of $322.3 million, up 17.5% compared to prior year

•	Record client assets of $152.8 billion at September 30, 2017, including advisory assets under management of $66.2 billion and cash balances of $4.1 billion

•	Third quarter 2017 net income of $3.4 million and EBITDA, as adjusted, of $16.7 million

•	Recurring revenue of 78.5% for the trailing 12 months ended September 30, 2017 in independent advisory and brokerage services segment

•	Shareholders’ equity of $358.8 million at September 30, 2017

MIAMI, FL, November 8, 2017 -- Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA) today announced financial results for the three and nine months ended September 30, 2017.
Dr. Phillip Frost, Chairman of Ladenburg, said, “The third quarter of 2017 saw continued strength across all of Ladenburg’s businesses, with record quarterly revenues of $322.3 million, a 17.5% increase from the prior year. Adjusted EBITDA increased during the quarter by 199.5% to $16.7 million. Strong market conditions and higher interest rates are positively impacting the Company's independent advisory and brokerage and capital markets businesses. We believe that these factors, coupled with successful recruiting efforts, position us well for continued growth and success over the coming year and beyond, as Ladenburg remains committed to generating strong returns and driving sustainable growth."
Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “Ladenburg continues to strengthen its position as a leader in the independent advisory and brokerage business, as our nationwide network of approximately 4,000 financial advisors provides high quality independent advice, trustworthy financial planning and investment solutions to the mass affluent segment. This is reflected in our record year-over-year growth of 16.1% in total client assets to $152.8 billion, and 21.5% in advisory assets under management to $66.2 billion. Higher asset totals and improved market conditions contributed to an increase in advisory fee revenue of 23.2% to $146.4 million for the third quarter of 2017. We remain focused on improving margins through increased recurring revenues and shared services, and managing all of our operating segments efficiently. We are also very pleased to have recently initiated a quarterly dividend on our common stock, reflecting our long-term commitment to delivering value for shareholders.”

For the Three and Nine Months Ended September 30, 2017
Third quarter 2017 revenues were $322.3 million, a 17.5% increase from revenues of $274.3 million in the third quarter of 2016. Advisory fee revenue for the three months ended September 30, 2017 increased by 23.2% to $146.4 million from $118.9 million for the comparable period in 2016 due to improved market conditions and higher average advisory assets. Commissions revenue for the third quarter of 2017 increased by 3.1% to $131.5 million from $127.5 million for the comparable period in 2016 primarily due to increased sales of mutual fund and variable annuity products. Also, investment banking revenue for the third quarter of 2017 increased by 233.3% to $14.7 million from $4.4 million for the comparable period in 2016 due to improved market conditions.
Net income attributable to the Company for the third quarter of 2017 was $3.4 million, as compared to net loss attributable to the Company of $7.5 million in the third quarter of 2016. Net loss available to common shareholders, after payment of preferred dividends, was $4.8 million or ($0.02) per basic and diluted common share for the third quarter of 2017, as compared to net loss available to common shareholders of $15.3 million or ($0.08) per basic and diluted common share in the comparable 2016 period. The third quarter 2017 results included $1.3 million of income tax expense, $8.4 million of non-cash charges for depreciation, amortization and compensation, $1.8 million of amortization of retention and forgivable loans and $0.6 million of interest expense. The third quarter 2016 results included $0.6 million of income tax expense, $8.3 million of non-cash charges for depreciation, amortization and compensation, $1.4 million of amortization of retention and forgivable loans and $1.1 million of interest expense.
For the nine months ended September 30, 2017, the Company had revenues of $924.1 million, a 14.1% increase from revenues of $809.9 million for the comparable 2016 period. Net income attributable to the Company for the nine months ended September 30, 2017 was $1.1 million, as compared to net loss attributable to the Company of $22.9 million in the comparable 2016 period. Net loss available to common shareholders, after payment of preferred dividends, was $23.0 million or $(0.12) per basic and diluted common share for the nine months ended September 30, 2017, as compared to net loss available to common shareholders, after payment of preferred dividends, of $45.4 million or $(0.25) in the comparable 2016 period. The results for the nine months ended September 30, 2017 included approximately $26.0 million of non-cash charges for depreciation, amortization and compensation, $0.3 million of income tax expense,

$5.1 million of amortization of retention and forgivable loans and $1.6 million of interest expense. The comparable 2016 results included approximately $25.1 million of non-cash charges for depreciation, amortization and compensation, $8.1 million of income tax expense, primarily related to the increase in the valuation allowance against our deferred tax assets, $4.4 million of amortization of retention and forgivable loans and $3.5 million of interest expense.

Recurring Revenues
For the trailing twelve months ended September 30, 2017, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep revenues and certain other fees, represented approximately 78.5% of revenues from the Company’s independent advisory and brokerage services segment.

EBITDA, as adjusted
EBITDA, as adjusted, for the third quarter of 2017 was $16.7 million, an increase of 199.5% from $5.6 million in the comparable 2016 period. EBITDA, as adjusted, for the nine months ended September 30, 2016 was $37.3 million, an increase of 76.4% from $21.1 million for the prior-year period. Attached hereto as Table 2 is a reconciliation of net income (loss) attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. The increase in EBITDA, as adjusted, for the third quarter of 2017 and the nine months ended September 30, 2017 was primarily attributable to increases in our Ladenburg segment as a result of higher investment banking revenues and increased revenue from our cash sweep programs in our independent advisory and brokerage services segment.

Client Assets
At September 30, 2017, total client assets under administration were $152.8 billion, a 16.1% increase from $131.6 billion at September 30, 2016. At September 30, 2017, client assets included cash balances of approximately $4.1 billion, including approximately $3.8 billion participating in our cash sweep programs.

Stock Repurchases
During the quarter ended September 30, 2017, Ladenburg repurchased 753,468 shares of its common stock at a cost of approximately $1.9 million, including 680,801 shares repurchased under its stock repurchase program, representing an average price per share of $2.48. During the period from January 1, 2017 through September 30, 2017, Ladenburg repurchased 1,816,920 shares of its common stock at a cost of approximately $4.5 million, including 1,578,675 shares repurchased under its stock repurchase program, representing an average price per share of $2.45. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased over 26.6 million shares of its common stock at a total cost of approximately $56.3 million, including purchases outside its stock repurchase program, representing an average price per share of $2.12. As of September 30, 2017, Ladenburg has the authority to repurchase an additional 8,421,325 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention and forgivable loans, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes loss on write-off of receivable from subtenant, excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income (loss) before income taxes, net income (loss) and cash flows provided by (used in) operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Securities Service Network, Inc., Investacorp, Inc. and KMS Financial Services, Inc., as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management Inc., Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, Ladenburg Thalmann Annuity Insurance Services LLC, a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent brokerage and advisory business, growth of our investment banking business, future levels of recurring revenue and advisory assets, future synergies, changes in interest rates, recruitment of financial advisors, future margins and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the Department of Labor’s rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2017	2016	Change	2017	2016	Change
Revenues:
Commissions	$131,453	$127,515	3.1%	$394,466	$380,523	3.7%
Advisory fees	146,400	118,873	23.2%	407,542	341,749	19.3%
Investment banking	14,745	4,424	233.3%	34,121	15,445	120.9%
Principal transactions	107	173	(38.2)%	685	686	(0.1)%
Interest and dividends	7,303	2,799	160.9%	16,945	7,198	135.4%
Service fees and other income	22,301	20,539	8.6%	70,377	64,293	9.5%
Total revenues	322,309	274,323	17.5%	924,136	809,894	14.1%
Expenses:
Commissions and fees	235,020	207,342	13.3%	679,843	605,881	12.2%
Compensation and benefits	45,131	35,984	25.4%	125,131	108,871	14.9%
Non-cash compensation	1,341	1,300	3.2%	4,148	3,996	3.8%
Brokerage, communication and clearance fees	4,173	4,331	(3.6)%	13,647	12,304	10.9%
Rent and occupancy, net of sublease revenue	2,305	2,334	(1.2)%	7,165	7,021	2.1%
Professional services	4,717	3,371	39.9%	12,651	9,785	29.3%
Interest	601	1,133	(47.0)%	1,599	3,512	(54.5)%
Depreciation and amortization	7,104	7,014	1.3%	21,830	21,130	3.3%
Acquisition-related expenses	55	936	(94.1)%	320	1,003	(68.1)%
Amortization of retention and forgivable loans	1,808	1,403	28.9%	5,070	4,381	15.7%
Other	15,394	16,014	(3.9)%	51,492	46,704	10.3%
Total expenses	317,649	281,162	13.0%	922,896	824,588	11.9%
Income (loss) before item shown below	4,660	(6,839)	nm	1,240	(14,694)	nm
Change in fair value of contingent consideration	(3)	(72)	95.8%	86	(178)	nm
Income (loss) before income taxes	4,657	(6,911)	nm	1,326	(14,872)	nm
Income tax expense	1,255	604	107.8%	278	8,060	(96.6)%
Net income (loss)	3,402	(7,515)	nm	1,048	(22,932)	nm
Net income (loss) attributable to noncontrolling interest	3	(1)	nm	(5)	(33)	84.8%
Net income (loss) attributable to the Company	$3,399	$(7,514)	nm	$1,053	$(22,899)	nm
Dividends declared on preferred stock	(8,149)	(7,780)	(4.7)%	(24,026)	(22,514)	(6.7)%
Net loss available to common shareholders	$(4,750)	$(15,294)	68.9%	$(22,973)	$(45,413)	49.4%

Net loss per common share available to common shareholders (basic)	$(0.02)	$(0.08)	75.0%	$(0.12)	$(0.25)	52.0%
Net loss per common share available to common shareholders (diluted)	$(0.02)	$(0.08)	75.0%	$(0.12)	$(0.25)	52.0%

Weighted average common shares used in computation of per share data:
Basic	192,912,643	181,032,730	6.6%	192,498,380	181,023,737	6.3%
Diluted	192,912,643	181,032,730	6.6%	192,498,380	181,023,737	6.3%
nm- not meaningful

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net income (loss) attributable to the Company as reported to EBITDA, as adjusted for the periods ending September 30, 2017 and 2016:

	Three months ended			Nine months ended
	September 30			September 30,
(Unaudited; dollars in thousands)	2017	2016	% Change	2017	2016	% Change
Total revenues	$322,309	$274,323	17.5%	$924,136	$809,894	14.1%
Total expenses	317,649	281,162	13.0%	922,896	824,588	11.9%
Income (loss) before income taxes	4,657	(6,911)	nm	1,326	(14,872)	nm
Net income (loss) attributable to the Company	3,399	(7,514)	nm	1,053	(22,899)	nm

Reconciliation of net income (loss) attributable to the Company to EBITDA, as adjusted:

Net income (loss) attributable to the Company	$3,399	$(7,514)	nm	$1,053	$(22,899)	nm
Less:
Interest income	(115)	(184)	(37.5)%	(315)	(479)	(34.2)%
Change in fair value of contingent consideration	3	72	95.8%	(86)	178	nm
Add:
Interest expense	601	1,133	(47.0)%	1,599	3,512	(54.5)%
Income tax expense	1,255	604	107.8%	278	8,060	(96.6)%
Depreciation and amortization	7,104	7,014	1.3%	21,830	21,130	3.3%
Non-cash compensation expense	1,341	1,300	3.2%	4,148	3,996	3.8%
Amortization of retention and forgivable loans	1,808	1,403	28.9%	5,070	4,381	15.7%
Financial advisor recruiting expense	744	514	44.7%	2,176	1,191	82.7%
Acquisition-related expense	55	936	(94.1)%	320	1,003	(68.1)%
Other (1)	467	286	63.3%	1,236	1,076	14.9%
EBITDA, as adjusted	$16,662	$5,564	199.5%	$37,309	$21,149	76.4%

(1)
Includes severance of $212 and $406, excise and franchise tax expense of $149 and $435 and compensation expense that may be paid in stock of $109 and $411 for the three and nine months ended September 30, 2017, respectively. Includes severance of $44 and $277, excise and franchise tax expense of $109 and $343 and compensation expense that may be paid in stock of $133 and $456 for the three and nine months ended September 30, 2016.

nm- not meaningful